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EXHIBIT 10.20

CREDIT CARD PAYMENT PROCESSING SERVICES AGREEMENT

between

PAYPAL, INC.

and

WELLS FARGO BANK, N.A.

Effective as of May 1, 2002

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, [*], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

i

ii

        CREDIT CARD PAYMENT PROCESSING SERVICES AGREEMENT, dated as of May 1, 2002 (the "Effective Date"), among PAYPAL, INC., and WELLS FARGO BANK, N.A.

RECITALS

        A.    PayPal desires Wells Fargo Bank to provide Credit Card Payment Processing Services for certain transactions in which PayPal acts as a payment service provider for transactions between third parties and for which PayPal is the merchant of record, and Wells Fargo Bank desires to provide such Credit Card Payment Processing Services, as provided below.

        B.    The parties wish to enter into an arrangement under which Wells Fargo Bank will provide Credit Card payment Processing Services to PayPal.

        NOW, THEREFORE, the parties agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

        1.1    Definitions and Interpretation.    Capitalized terms used herein shall have the meanings assigned to them in Annex A. This Agreement is to be interpreted as provided in Annex A.

ARTICLE II
SCOPE OF AGREEMENT

        2.1    Appointment and Acceptance.    Subject to the provisions of this Agreement:

          (a)  PayPal appoints and retains Wells Fargo Bank as its provider of Credit Card Payment Processing Services with respect to Domestic Transactions; and

          (b)  Wells Fargo Bank accepts such appointment and retention and agrees to provide such Credit Card Payment Processing Services with respect to Domestic Transactions during the term of this Agreement.

        2.2    Wells Fargo as Payment Processor.

          (a)  PayPal and Wells Fargo Bank each acknowledge and agree that the Credit Card Payment Processing Services to be provided by Wells Fargo Bank hereunder include credit card payment through Visa, MasterCard, American Express and DiscoverCard only.

          (b)  PayPal acknowledges and agrees that the Credit Card Payment Processing Services provided hereunder do not include risk or fraud management, dispute management or electronic check services.

          (c)  Within six (6) months after the Effective Date, PayPal shall complete the transition, with respect to Domestic Transactions, of all credit card payment processing offered or used by PayPal and its Affiliates to the Credit Card Payment Processing Services provided by Wells Fargo Bank hereunder. After such six (6) month period, with respect to Domestic Transactions only, neither PayPal nor any of its Affiliates will offer to its Customers or use Credit Card Payment Processing Services provided by any Person other than Wells Fargo Bank. If PayPal fails to complete the transition to Credit Card Payment Processing Services provided by Wells Fargo Bank hereunder, PayPal shall pay Wells Fargo Bank an additional fee in the amount of [*] within thirty (30) days after the end of such six (6) month period. No payment shall be due if the delay is caused primarily by: (i) the action or inaction of Wells Fargo or (ii) refusal of the card associations to allow processing of Transactions by Wells Fargo Bank as contemplated hereunder.

          (d)  PayPal, for itself and on behalf of its Affiliates, agrees that during the term of this Agreement neither PayPal nor any of its Affiliates will enter into an agreement with any Person other than Wells Fargo Bank under which such other Person would provide, directly or indirectly, Domestic Credit Card Payment Processing Services (i) to PayPal or (ii) its Customers for PayPal Transactions, except that PayPal may enter into an agreement with a Person other than Wells Fargo Bank for Credit Card Payment Processing Services solely for Transactions with respect to [*] transactions.

ARTICLE III
PAYPAL TRANSACTIONS

        3.1    Credit Card Payment Processing Services.    Subject to the terms and conditions of this Agreement, Wells Fargo Bank will provide Credit Card Payment Processing Services for PayPal Transactions. "Credit Card Payment Processing Services" means (a) the processing of Transactions using the credit card settlement process set forth in Section 6.1 that comply with all credit card association by-laws and rules and Applicable Laws, and (b) the technology development services to be provided by Wells Fargo Bank under Section 3.7.

        Section 3.2    PayPal Transactions.    "PayPal Transactions" means Transactions submitted by PayPal to Wells Fargo Bank for processing via the Credit Card Payment Processing Services under this Agreement.

        Section 3.3    Merchant of Record.    PayPal will be the merchant of record for each PayPal Transaction, and bear all responsibility for such PayPal Transaction as is normally borne by the merchant of record.

        Section 3.4    Compliance and Chargeback Risk.    Without limiting the generality of Section 3.3, PayPal agrees that Chargeback Losses which result from Chargebacks with respect to PayPal Transactions will be assumed by and are for the account of PayPal. PayPal will reimburse Wells Fargo Bank for the amount of any such Chargeback Losses, and Wells Fargo Bank is entitled to deduct such Chargeback Losses from the PayPal Operating Account when received. Further, PayPal shall be responsible, and shall reimburse Wells Fargo Bank, for any non-compliance fines, fees or penalties levied by any credit card association related to the PayPal Transactions, and Wells Fargo Bank is entitled to deduct such fines, fees or penalties from the PayPal Operating Account; provided, however that, PayPal shall not be responsible for such penalties to the extent that (a) Wells Fargo Bank required that PayPal take the actions specifically and directly resulting in the non-compliant activity giving rise to the penalties, or (b) PayPal has taken all steps necessary to ensure that the Transaction complies with the credit card association by-laws and rules, and the non-compliance giving rise to the penalties directly results from Wells Fargo Bank's processing error.

        Section 3.5    Indemnity.    PayPal will indemnify Wells Fargo Bank and its respective directors, officers, employees, agents and Affiliates (for the purposes of this paragraph, each an "Indemnitee") against, and hold each Indemnitee harmless from, any and all claims, liabilities, damages, losses, costs, charges and expenses (including reasonable fees and expenses of counsel) incurred by or asserted against any Indemnitee arising out of or related to (i) Chargeback Losses, (ii) any breach of Section 4.3 or 4.11, or (iii) any fines or fees levied against Wells Fargo Bank with respect to the PayPal Transactions. This indemnification will not apply to any claims, liabilities, damages, losses, costs, charges and expenses to the extent directly caused by Wells Fargo Bank's gross negligence or willful misconduct.

        Section 3.6    Remedies.    Wells Fargo Bank reserves the right to pursue any and all remedies and seek recovery for any and all damages related to PayPal Transactions that it may have or incur as against Persons, including Customers and PayPal, and for that purpose or in that connection to pursue any and all remedies and to bring legal action in its own name. PayPal will take such action, including bringing suit, as Wells Fargo Bank may reasonably request to pursue on Wells Fargo Bank's behalf any claim against a Customer that Wells Fargo Bank may have or reasonably believe it has (whether for the return or payment of funds or for damages), including claims arising out of a Chargeback in a Transaction by credit card.

        Section 3.7    Technology.    In order for Wells Fargo Bank to provide the Credit Card Payment Processing Services, the parties must develop and implement a connection either through a direct connection or secure FTP connection. [*] resulting from any necessary development of the WFB Operating Systems to provide for such connection and Wells Fargo Bank will retain ownership of the results of such development. PayPal will be responsible for all development costs resulting from any necessary development of the PayPal Systems to provide for such connection. PayPal will pay the Installation Fee for the implementation of the connection as indicated on Annex B to Wells Fargo; such payment is due within thirty (30) days after the Effective Date of this Agreement.

        Section 3.8    Information Security.    PayPal acknowledges and agrees that Wells Fargo Bank will have no obligation to provide the Credit Card Payment Processing Services hereunder if PayPal's systems and procedures do not comply with the information security requirements as described in the Wells Fargo Bank Security Plan Overview, as provided by Wells Fargo Bank to PayPal; provided however that, if Credit Card Payment Processing Services are then being provided, Wells Fargo Bank shall provide PayPal with notice of changes to PayPal's systems and procedures necessary to comply with the Wells Fargo Bank Security Plan, and PayPal shall have a mutually agreed-upon number of days to make the changes necessary to comply therewith before Wells Fargo Bank suspends providing Credit Card Payment Processing Services. Wells Fargo Bank acknowledges and agrees that PayPal will not be obligated to transition to the Credit Card Payment Processing Services provided by Wells Fargo Bank hereunder unless and until Wells Fargo Bank's systems and procedures comply with PayPal security policy and information security requirements set forth on Annex D. The parties agree that the PayPal security policy and information security requirements shall be provided by PayPal and attached as Annex D to this Agreement within ten (10) days after the execution of this Agreement, subject to Wells Fargo Bank's reasonable approval of such requirements.

ARTICLE IV
PROCESSING RESPONSIBILITIES AND RESTRICTIONS

        Section 4.1    Types of Transactions.    Except as otherwise agreed by the parties in writing, Wells Fargo Bank will not be obligated to provide Credit Card Payment Processing Services other than for Domestic Transactions.

        Section 4.2    Limited Transactions.    Wells Fargo Bank will provide Credit Card Payment Processing Services for Domestic Transactions related to [*] as long as the quality and overall percentage of such Transactions remains below [*] of the total PayPal Transactions processed by Wells Fargo Bank under this Agreement during each calendar month. Overall percentage will be measured by the settlement transaction units related to [*] Transactions as a percentage of total settlement transaction units. Quality will be measured by the settlement transaction units related to [*] Transactions subject to Chargebacks as a percentage of the total settlement transaction units subject to Chargebacks. Regardless of the threshold, the Credit Card Chargeback Fee for chargeback processing related to Transactions related to [*] shall be [*] per item at all times during the term of this Agreement. If either quality or overall percentage is [*] during any calendar month, Wells Fargo Bank shall be entitled to discontinue providing Credit Card Payment Processing Services with respect to Transactions related to [*] upon ninety (90) days written notice to PayPal.

        Section 4.3    Prohibited Transactions.    Wells Fargo Bank will not be obligated to provide Credit Card Payment Processing Services with respect to Transactions which are prohibited under the applicable credit card association by-laws and rules or other Applicable Law.

        Section 4.4    Transaction Information.

          (a)  For each Transaction, PayPal will provide Wells Fargo Bank with complete Transaction Information. Wells Fargo Bank will not be obligated to process any Transaction with respect to which complete Transaction Information has not been provided or for which the Transaction Information cannot be confirmed.

          (b)  In order to facilitate the provision of the Credit Card Payment Processing Services by Wells Fargo Bank, PayPal will:

              (i)  transmit or make available to Wells Fargo Bank the Transaction Information in accordance with Section 4.4(a) promptly upon receipt from each prospective Customer (but, only if such prospective Customer has agreed to be bound by the applicable PayPal User Agreement); and

            (ii)  cause the PayPal System to interface with the WFB Operating System, as contemplated by Section 3.7.

        Section 4.5    Determination and Management of Transaction Approval Criteria.    Wells Fargo Bank shall determine and manage the Transaction Approval Criteria in its sole discretion in good faith. Without limiting the generality of the foregoing, Wells Fargo Bank may change any Transaction Approval Criteria (i) as reasonably necessary, based on information in writing from the applicable association, to maintain membership in good standing with a processing association of which Wells Fargo Bank is or proposes to become a member (i.e., VISA, MasterCard or an automated clearing house); of (ii) as reasonably necessary, after consultation with counsel, to stay within the Applicable Laws, including international, federal and state laws, rules and regulations.

        Section 4.6    Registration Condition to Transactions.    A Person must be Registered to effect or receive credit card payment via a Transaction processed under this Agreement. In order to Register as a Customer, a Person will be required to provide PayPal the Registration Information as to such Person and agree to the terms and conditions of the PayPal User Agreement. PayPal will not submit any Transaction to Wells Fargo Bank for Credit Card Payment Processing Services processing under this Agreement unless such Person has agreed to the terms and conditions of the PayPal User Agreement. PayPal will take reasonable steps, including but not limited to use of [*] for each Transaction, to ensure that each Customer's Registration Information is up to date at the time of each Transaction.

        Section 4.7    PayPal User Agreement.

          (a)  The form of each PayPal User Agreement with respect to the terms related to the Credit Card Payment Processing Services shall be as from time-to-time mutually agreed upon by PayPal and Wells Fargo Bank. Each of PayPal and Wells Fargo Bank agrees that (i) if the other party requests a change to such form of PayPal User Agreement that relates to the terms of this Agreement, the non-requesting party shall promptly review the proposed change and (ii) the non-requesting party shall not unreasonably delay or withhold consent to a proposed change. PayPal will use reasonable efforts to implement the revised PayPal User Agreement (once final language respecting the proposed revision has been mutually agreed to) by posting the revised PayPal User Agreement to its website, at the next scheduled content release occurring at least [*] days after the final language has been mutually agreed upon, but shall in any event implement the revised PayPal User Agreement no later than the date that is [*] days after the date that the final language has been mutually agreed upon.

          (b)  Without limiting Section 4.7(a), if Wells Fargo Bank requests a proposed change to the PayPal User Agreement that it believes is required by the rules or by-laws of a credit card association or by Applicable Law and so indicates in its initial submission of such request to PayPal, (x) PayPal will review the proposed change and indicate its acceptance or rejection thereof within [*] Business Days of receipt of notice of the proposed change from Wells Fargo Bank, provided however that PayPal may only reject the proposed change if PayPal reasonably believes that such change is not so required, (y) if PayPal does not accept the proposed change, each of PayPal and Wells Fargo Bank will negotiate in good faith to reach agreement with respect to an acceptable change that accommodates the interests of each party within [*] Business Days of PayPal's receipt of notice of the proposed change from Wells Fargo Bank, and (z) PayPal will implement the revised PayPal User Agreement (once final language respecting the proposed revision has been mutually agreed to) by posting the revised PayPal User Agreement to its website, as appropriate, no later than [*] calendar days after receipt of notice of the proposed change from Wells Fargo Bank under this Section 4.7(b).

          (c)  PayPal will indemnify Wells Fargo Bank, and hold it harmless from, any Covered Costs arising from or related to its failure to implement a change to the PayPal User Agreement requested by Wells Fargo Bank under this Section 4.7 within the applicable time frames provided by this Section 4.7.

        Section 4.8    Reports.

          (a)  Wells Fargo Bank will provide PayPal with a daily report with respect to PayPal Transactions processed by Wells Fargo Bank. This Beginning of Day (BOD) report will include information related to any exceptions that occurred during the prior Business Day. Each exception contains the Customer ID and Order ID for the Transaction resulting in the exception. The BOD file may include exceptions in connection with:

              (i)  credit card Transaction settlement requests that were rejected by the credit card settlement system; and

            (ii)  Chargebacks, retrieval requests and chargeback reversals.

          (b)  Wells Fargo Bank will also provide PayPal with an automated Acknowledgement (ACK) report upon receipt and processing of each credit card settlement file received from PayPal; such ACK report shall contain a detailed log comprised of a single status record for each Transaction/settlement request submitted by PayPal in such file.

        Section 4.9    Out-bin Management.    PayPal will be responsible for managing all out-bin Transactions (e.g. Transactions which are classified as "suspicious," "fraud" or "rejected") resulting from the PayPal Transactions. Wells Fargo will not be responsible for managing out-bin Transactions.

        Section 4.10    Direct Debit; Chargeback Processing.    Wells Fargo Bank will be entitled to directly debit any credit card processing charge-back fees set forth in items 3 and 4 of Annex B and Chargeback Losses related to PayPal Transactions from the PayPal Operating Accounts. PayPal will ensure that Wells Fargo Bank is technically able and legally entitled to directly debit such credit card processing chargeback fees and Chargeback Losses from the PayPal Operating Account. Wells Fargo Bank will also be entitled to process all other Chargebacks in accordance with the applicable credit card issuing bank's procedures.

        Section 4.11    Legal and Credit Card Association Compliance.

          (a)  Wells Fargo Bank agrees (x) to use reasonable efforts to provide PayPal with notice of changes to credit card association by-laws and rules applicable to PayPal within [*] days after receiving notice thereof, but to provide such notice in no event later than [*] days after receiving notice from the applicable credit card association thereof, and (y) if Wells Fargo Bank receives notice from any credit card association that any Transaction processed by Wells Fargo Bank under this Agreement is not in compliance with any rules of such credit card association, to notify PayPal within [*] Business Days after receiving such notice from a credit card association.

          (b)  PayPal will ensure that each Transaction submitted to Wells Fargo Bank for processing under this Agreement is able to be processed hereunder as submitted, and complies with Applicable Law as well as any credit card association by-laws or rules, as they may be amended from time to time, and PayPal will be responsible, and promptly reimburse Wells Fargo Bank, for any fees, fines or penalties related to any breach of its agreement set forth in this sentence; provided, however that if (i) an amendment to association by-laws and rules is not communicated to PayPal in accordance with Section 4.11(a) and (ii) as a result, PayPal fails to comply with such amendment, then PayPal will not be responsible for fees, fines or penalties that directly result from the failure to comply with such amendment, which failure occurs within [*] days after the time in which PayPal is notified of such amendment. Wells Fargo Bank will be entitled to directly debit the PayPal Operating Account for the amount of any such fees and penalties.

ARTICLE V
PRICING AND RELATED MATTERS

        Section 5.1    Fees.    In consideration for the Credit Card Payment Processing Services provided by Wells Fargo Bank hereunder and Wells Fargo Bank's performance of its other duties hereunder, PayPal will pay Wells Fargo Bank the fees set forth on Annex B for each Transaction processed by Wells Fargo Bank. Wells Fargo Bank agrees to provide PayPal with a compensating balance reduction for funds held or placed by PayPal at Wells Fargo Bank in PayPal's primary Operating Account, via a credit against the fees to be paid under this Agreement, in an amount and via procedures to be mutually agreed upon; provided however that Wells Fargo Bank's obligation to provide such compensating balance reduction will be subject to Wells Fargo Bank's reasonable determination that such compensating balance reduction (a) can operationally be effectuated within the billing timeframes provided in this Section 5.1 and (b) does not and will not cause any incremental detriment or loss to any other division or business unit of Wells Fargo Bank. These fees are in addition to PayPal's obligation to reimburse Wells Fargo Bank for dues, interchange and assessments pursuant to Section 5.2 of this Agreement. Wells Fargo Bank will provide to PayPal within [*] days after the end of each calendar month, a reasonably detailed calculation of the fees payable for such calendar month (a "Fee Calculation Statement"). Wells Fargo Bank is authorized to effect payment to it of the fees as set forth in such Fee Calculation Statement by deducting the amount of such fees from the balance in the PayPal Operating Account at any time after 2:00 P.M., Pacific Time, on the second Business Day after PayPal received the related Fee Calculation Statement. If there are not sufficient funds in the PayPal Operating Account to effect any payment due under this Section 5.1, PayPal shall pay the remaining amount due to Wells Fargo Bank within 3 Business Days of receiving notice of such deficiency. For purpose of calculating transaction fees, each Transaction shall be deemed to occur on the last day of the related Remittance Period.

        Section 5.2    DIAs.    In addition to payment of fees pursuant to Section 5.1, PayPal will reimburse Wells Fargo Bank for dues, interchange and assessments ("DIAs") payable by Wells Fargo Bank in connection with, and reasonably allocable to its provision of Credit Card Payment Processing Services pursuant to, this Agreement. PayPal's reimbursement of Wells Fargo Bank for DIAs pursuant to this Section 5.2 shall be effected by Wells Fargo Bank deducting the amount of DIA from the gross Transaction Amounts required to be deposited by Wells Fargo Bank into the PayPal Operating Account in accordance with Section 6.2. If Wells Fargo Bank is unable to do so for any reason, then Wells Fargo Bank will be entitled to deduct the amount of DIA from the PayPal Operating Account. Wells Fargo Bank will provide to PayPal, within [*] days after the end of each calendar month, a reasonably detailed calculation of DIAs deducted by Wells Fargo Bank during such calendar month (a "DIA Calculation Statement").

ARTICLE VI
OPERATIONS

        Section 6.1    Processing of Transactions.

        (a)  PayPal initiates Transactions by delivering to Wells Fargo Bank the Transaction Information for the PayPal Transaction. PayPal acknowledges and agrees that Wells Fargo Bank will control the authorization/approval process for each Transaction processed hereunder and that Wells Fargo Bank shall have the right to reject/decline any Transaction based on (i) card association by-laws and rules and Applicable Laws; and/or (ii) rejection/decline by the [*] systems, or other similar widely adopted basic system wide fraud tools, including any currently existing tools, and any similar tools introduced in the future.

        (b)  Upon a request by Wells Fargo Bank via electronic data file, PayPal will notify both the Customers involved in the Transaction that a credit card dispute or chargeback has arisen.

        Section 6.2    Bank Accounts.

        (a)  In order to facilitate the arrangements contemplated by this Agreement, at all times during the term of this Agreement two or more bank accounts will be maintained at Wells Fargo Bank as described below.

        (b)  The Wells Fargo Bank Operating Account will be maintained at Wells Fargo Bank's office located at 420 Montgomery Street, San Francisco, or such other office of Wells Fargo Bank as PayPal and Wells Fargo Bank may from time to time agree. The Wells Fargo Bank Operating Account will be a non-interest bearing special account maintained in the name of Wells Fargo Bank. Wells Fargo Bank may establish more than one operating account in order to efficiently carry out the activities described herein (in which case the term "Wells Fargo Bank Operating Account" shall include all such accounts, taken together).

        (c)  The PayPal Operating Account and the PayPal Reserve Account will be maintained at Wells Fargo Bank's office at 420 Montgomery Street, San Francisco, or such other office of Wells Fargo Bank as PayPal and Wells Fargo Bank may from time to time agree. The PayPal Operating Account will be a general purpose transaction account of PayPal as agent for the benefit of its customers. If Wells Fargo Bank from time to time offers different types of transaction accounts to its corporate customers having different functionality, PayPal will have the right to elect among such types in the same manner as any other corporate customer of Wells Fargo Bank. The PayPal Operating Account will be funded with amounts transferred to it from the Wells Fargo Bank Operating Account pursuant to Section 6.2(d) and such other funds as PayPal may from time to time elect to deposit therein. PayPal may withdraw funds from the PayPal Operating Account, by check or otherwise, at any time and for any purpose. The PayPal Reserve Account will be an interest bearing account, the funds of which will be pledged to Wells Fargo Bank pursuant to the Security Agreement, as set forth below. The PayPal Reserve Account will be fully funded via FedWire in accordance with this Agreement by PayPal by the Business Day prior to the first day that Wells Fargo Bank provides Credit Card Processing Services to PayPal under this Agreement. At all times thereafter during the term of this Agreement, PayPal will maintain a balance in the PayPal Reserve Account of Three Million Dollars ($3,000,000) and through execution of a Security Agreement in the form attached hereto as Annex E pledge all of the funds in the PayPal Reserve Account to Wells Fargo Bank as security. (The parties agree to negotiate in good faith and mutually agree upon the form of Security Agreement and attach such form of Security Agreement as Annex E to this Agreement within ten (10) days after the execution of this Agreement. Wells Fargo Bank will not be obligated to provide Credit Card Payment Processing Services unless and until such

Security Agreement has been executed by the parties.) Such required balance amount may be increased by Wells Fargo Bank upon [*] days written notice to PayPal, except that if PayPal terminates or significantly limits its business operations, is liquidated, dissolved, enters into receivership, makes an assignment for the benefit of creditors, is insolvent or unable to pay its debts as they mature in the ordinary course of business, or if there are any proceedings instituted by or against PayPal in bankruptcy or under any insolvency laws or for reorganization, receivership or dissolution, then Wells Fargo Bank may increase the amount of the required balance immediately upon written notice to PayPal. Any such increase in the amount of the required balance of the PayPal Reserve Account shall be reasonably related to the potential outstanding maximum liability related to the Transactions, and such maximum liability may be assessed based on the relative financial stability of PayPal, both as determined by Wells Fargo Bank in its reasonable discretion. PayPal shall increase the funds in the PayPal Reserve Account to comply with any increase in the required balance via FedWire, and if PayPal does not do so within [*] Business Days after receiving notice of such increase, then Wells Fargo Bank will be entitled to increase the funds in the PayPal Reserve Account to cover such obligation by deductions or offsets to payments otherwise due to PayPal or by debiting any other PayPal accounts wherever, and by whoever, held (except for accounts held by PayPal on behalf of others). The PayPal Operating Account and the PayPal Reserve Account are subject to their own separate terms and conditions, including fees ("PayPal Account Agreements"). PayPal will pay, in connection with the PayPal Operating Account and the PayPal Reserve Account, all normal fees and charges associated with accounts of such type maintained at Wells Fargo Bank, and such fees and payments are unrelated to and completely separate from the amounts due under this Agreement. Nothing in this Agreement will change or affect in any way the terms and conditions related to and the rules governing the PayPal Operating Account and the PayPal Reserve Account. Further, with respect to the operation of the PayPal Operating Accounts and the PayPal Reserve Account, in the event of a conflict between the PayPal Account Agreements and this Agreement, the terms, conditions and rules of the PayPal Account Agreements will prevail. Wells Fargo Bank expressly reserves all of its rights under the PayPal Account Agreements.

        (d)  Wells Fargo Bank shall deposit or cause to be deposited into the Wells Fargo Bank Operating Account, either

      (i)
      by Wells Fargo Bank's instruction to the relevant Buyer or its bank or credit card issuer to deposit, or

      (ii)
      by itself depositing such funds on the Business Day following the Business day on which such funds were received by Wells Fargo Bank, if a Buyer or its bank or credit card issuer makes payment to Wells Fargo Bank in some other manner, the gross Transaction Amount for each Transaction processed by Wells Fargo Bank hereunder, less deductions pursuant to Section 5.2. On each Business Day Wells Fargo Bank will (i) debit the Wells Fargo Bank Operating Account by an amount equal to the aggregate of the Transaction Amounts of the Transactions processed and received by Wells Fargo Bank for which the last day of the relevant Remittance Period occurred on the previous Business Day and as to which such a debit has not previously occurred, less deductions pursuant to Section 5.2, and (ii) credit such amount to the PayPal Operating Account. Wells Fargo Bank shall be entitled to deduct from the amounts debited from the Wells Fargo Bank Operating Account and credited to the PayPal Operating Account amounts due and payable to Wells Fargo Bank under this Agreement. No credits or debits may be made to the Wells Fargo Bank Operating Account except as provided in this Section 6.2(d).

        (e)  During the term of this Agreement, PayPal shall ensure that (i) Wells Fargo Bank is in receipt of a letter authorizing Wells Fargo Bank to effectuate the transfers and debits from the PayPal Operating Account and the PayPal Reserve Account as contemplated by this Agreement, (ii) that such letter continues to be in full force and effect and (iii) that Wells Fargo Bank is in receipt of any other authorization from PayPal with respect to the PayPal Operating Account required by any applicable law, rule or regulation, or by the generally applicable corporate policies and procedures of Wells Fargo Bank.

        (f)    When a Chargeback occurs, Wells Fargo Bank, exercising its authority under such authorization letter, will debit the amount of such Chargeback Losses from the PayPal Operating Account and any applicable fee as described in Annex B will be added to the Fee Calculation Statement provided to PayPal pursuant to Section 5.1. If the PayPal Operating Account does not contain sufficient funds to pay the amount of such Chargeback Losses, then PayPal will pay the amount to Wells Fargo Bank within [*] Business Days.

        Section 6.3    Information

        (a)  PayPal will transmit or make available to Wells Fargo Bank the PayPal Sourced Information via an electronic transmission from the PayPal System to the WFB Operating System (or as otherwise agreed in writing between PayPal and Wells Fargo Bank). PayPal covenants that PayPal Sourced Information transmitted or made available by PayPal to Wells Fargo Bank pursuant to this Section will be as given by the respective Customer to PayPal, without the introduction by PayPal of errors. PayPal agrees to indemnify Wells Fargo Bank and its respective directors, officers, employees, agents and Affiliates (for purposes of this paragraph, each an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all claims, liabilities, damages, losses, costs, charges and expenses (including fees and expenses of counsel)("Losses") incurred by or asserted against any Indemnitee arising out of any error or inaccuracy in any PayPal Sourced Information introduced by PayPal in transmitting such information to Wells Fargo Bank. Wells Fargo Bank will be entitled to rely on the PayPal Sourced Information and instructions received from PayPal in providing the Credit Card Payment Processing Services hereunder.

        (b)  Wells Fargo Bank will transmit or make available to PayPal, in such manner and at such times as PayPal and Wells Fargo Bank shall from time to time agree, Wells Fargo Bank Sourced Information. Wells Fargo Bank agrees to indemnify PayPal and its respective directors, officers, employees, agents and Affiliates (for purposes of this paragraph, each an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all claims, liabilities, damages, losses, costs, charges and expenses (including fees and expenses of counsel)("Losses") incurred by or asserted against any Indemnitee arising out of any error or inaccuracy in any Wells Fargo Bank Sourced Information introduced by Wells Fargo Bank in transmitting such information to PayPal.

        (c)  Either party may use Registration Information and Identified Transaction Information (as defined below) for the sole purpose of performing its obligations under this Agreement unless such information is required to be used otherwise as a matter of law. For purposes of this Section 6.3(c), "Identified Transaction Information" means information of the following types to the extent it is acquired or developed by Wells Fargo Bank in connection with the conduct of its Credit Card Payment Processing Services business: whether the purchases and sales were consummated; the dates on which such purchases and sales, or related offers, occurred; and the dollar amount of the purchases and sales, or related offers.

        (d)  Notwithstanding anything to the contrary herein, Wells Fargo Bank may use Transaction Information conveyed to it hereunder (i) in connection with the provision of Credit Card Payment Processing Services hereunder or (ii) by including such information in data bases used by Wells Fargo Bank internally, whether for its own account or for the purposes of providing services to its clients; provided however, that (w) such transaction Information may not be used for marketing or solicitation purposes, (x) Wells Fargo Bank will not provide [*], or any Affiliate or Subsidiary of [*] that processes, effects processing or supports the processing of Transactions arising out of transactions between buyers and sellers (hereinafter "[*]") access to or use of such Transaction Information for use in management of [*] fraud losses or any other use, (y) Wells Fargo Bank will not knowingly provide access or use of

Transaction Information to any third party entity that, to Wells Fargo Bank's actual knowledge, by virtue of a contract with [*], or any Affiliate or Subsidiary of [*] (hereinafter, "[*]"), processes Transactions between buyers and sellers for the purchase of goods or services on [*] websites, for use in such processing, and (z) except as provided by Sections 6.3(c) and 6.3(e), such information is not disclosed to third-parties outside of Wells Fargo Bank and its Affiliates.

        (e)  Wells Fargo Bank will not disclose any PayPal Sourced Information except for the explicit purpose of authorizing, completing and settling credit card Transactions and resolving any Chargebacks or retrieval requests or similar issues involving Transactions, other than pursuant to a regulatory, legal or government request.

        (f)    Wells Fargo Bank will use proper controls and limit access to PayPal Sourced Information only to relevant service and support staff, and to the extent reasonably practical, will make commercially reasonable efforts to have the Wells Fargo Bank employees who provide support to PayPal under this Agreement not be the same employees who are assigned to provide support to [*] under Wells Fargo Bank's agreement with [*]. PayPal acknowledges that such segregation of employees may not be commercially reasonable or practical.

        (g)  If PayPal requests that Wells Fargo Bank develop any process or technology under this Agreement, then the following procedures will apply:

          (i)    PayPal will deliver scope of work to Wells Fargo Bank who will return to PayPal a project sizing along with commercially reasonable development fees. Wells Fargo Bank and PayPal will discuss the development, and if the parties agree to undertake the development, the parties will enter into a separate agreement or amend this Agreement with respect thereto. If PayPal and Wells Fargo Bank mutually agree to proceed with such development, PayPal will reimburse Wells Fargo Bank for its development cost. Wells Fargo Bank will bill such fees and expenses as part of the Fee Calculation Statement, and such fees and expenses will be payable via the same procedures as the payment of the Transaction Fees hereunder. Unless otherwise agreed, Wells Fargo Bank agrees that any intellectual property provided by PayPal to Wells Fargo Bank for use in, or directly resulting from, the development of any process or technology funded by PayPal pursuant to this Section will not be disclosed by Wells Fargo Bank to [*], will not be provided by Wells Fargo Bank to [*] for any use, nor will the request for such development be disclosed directly, or indirectly, to [*]

        (h)  Each party's use hereunder of PayPal Sourced Information or Wells Fargo Bank Sourced Information shall be subject to the constraints of Applicable Law (including as to privacy) and the privacy policies of the each party, except to the extent that PayPal's privacy policy would restrict, limit or impose any additional burden on the use of information to perform Wells Fargo Bank's obligations, or exercise Wells Fargo Bank's rights, under this Agreement.

ARTICLE VII
OTHER AGREEMENTS

        Section 7.1    Confidentiality of Information.    Each Party (each a "Receiving Party") acknowledges and represents that it will adhere to the following standards in relation to its receipt and handling of the Confidential Information of the other Party (each a "Disclosing Party") or Disclosing Party's Affiliates:

          (i)    Each Receiving Party acknowledges that, in the course of its relationship with Disclosing Party, Receiving Party and its employees, subcontractors, officers and agents will acquire or have access to information of various kinds respecting Disclosing Party, its business and its customers as well as the businesses and customers of its Affiliates. Receiving Party acknowledges that all information disclosed by Disclosing Party to Receiving Party or its employees, subcontractors, officers or agents, for the purposes of work, or which comes to the attention of Receiving Party, its employees, subcontractors, officers and agents, during the course of such work, is confidential in nature, constitutes a valuable asset of Disclosing Party, is proprietary to Disclosing Party, and is properly the subject of protection. Each Receiving Party also acknowledges that Disclosing Party and Disclosing Party's Affiliates have a responsibility to their customers to keep customer records strictly confidential and proprietary. Each Receiving Party further acknowledges that Disclosing Party and its Affiliates may have proprietary or confidential information of third parties that they may rightfully use in the course of their businesses. Each Receiving Party further agrees that any entity or person who obtains or is provided access to Confidential Information (as defined below) as an agent or contractor of Disclosing Party may obtain or have access to such Confidential Information only for the purpose of carrying out the performance of specific terms of this Agreement, and, in such case, the agent or contractor (other than employees of the Receiving Party): (1) must be approved by Disclosing Party in writing in advance; and (2) must agree in writing, independently, to be bound by the terms set forth in this Section; and (3) must agree in writing, independently, to use such Confidential Information only for the purpose of carrying out the performance of specific terms of this Agreement.

          (ii)  Each Receiving Party agrees that neither it nor any of its employees, subcontractors, officers or agents shall, during the term of this Agreement or thereafter, without the prior written consent of Disclosing Party, use, disclose or otherwise make available to any person or entity (except as permitted under Section 6.3(c)-(d) or as required in performing Receiving Party's services or other obligations under this Agreement) any Confidential Information (as defined below) of Disclosing Party or any of its Affiliates. Each Receiving Party further agrees that it will instruct its employees, subcontractors, officers and agents not to use (except for the purposes of this Agreement), disclose, sell, lease, assign, transfer, copy or reveal any Confidential Information obtained pursuant to this Agreement without the prior written consent of Disclosing Party. Each Receiving Party will take all steps necessary to ensure fulfillment of this obligation including the establishment and maintenance of such policies and procedures as may be necessary to ensure compliance with these obligations. Each Receiving Party shall return, or certify the destruction of, all confidential information to Disclosing Party when it is no longer required by Receiving Party in order to carry out its performance under this Agreement.

        (b)  "Confidential Information" shall mean and include the following:

          (i)    Any and all information or data, provided by, through, or on behalf of Disclosing Party or any of its Affiliates to Receiving Party (or any of Receiving Party's agents and contractors approved by Disclosing Party in advance under this Agreement), about or relating to any customer or prospective or former customer of Disclosing Party or any of its Affiliates (whether an individual, business entity, governmental unit, or otherwise) or any consumer of Disclosing Party or any of its Affiliates, including (without limitation) any and all non-public personal information of

  Disclosing Party or any of its Affiliates on their consumers or customers (within the meaning of Title V of the Gramm-Leach-Bliley Act and its implementing regulations) made available to Disclosing Party (or such agents and contractors of Disclosing Party).

          (ii)  Any and all confidential business, technical or data processing information, trade secret or other proprietary information acquired by Receiving Party or any consultant in the course of performance of this Agreement or as a result of access to the premises of Disclosing Party or any of its Affiliates, whether or not conceived of or prepared by Receiving Party or any consultant, whether or not reduced to writing, and whether or not in human readable or machine readable form, including, without limitation, any information concerning data processing concepts, techniques, or procedures, software in various stages of development, discoveries, ideas, inventions, operations, data, designs, drawings, diagrams, specifications, documentation, research, know-how, compilations of information, records, costs, purchasing data, financial data, payment volumes, chargeback rates, accounting, marketing and development plans, sales, pricing, profits, business plans or procedures, data, employee information and other information not generally known to non-Disclosing Party personnel. Proprietary and Other Confidential Information also includes any and all information described in this subsection (ii) which Disclosing Party obtains from another party and treats as proprietary or designates as confidential information, whether or not owned or developed by Disclosing Party. Proprietary and Other Confidential Information (but not the information described in subsection (i) above) shall cease to be Confidential Information after it has been voluntarily disclosed to the public by Disclosing Party or independently developed and disclosed by others without any violation of confidentiality obligation, or has otherwise entered the public domain through lawful means. In any dispute with respect to these exclusions, the burden of proof will be on Receiving Party to show that the exclusion applies.

        (c)  Each Party, its employees, subcontractors, officers and agents shall not disclose to the other Party any information that such Party knows to be proprietary or confidential information or a trade secret of a third party. Each Party agrees to take all reasonable steps necessary to ensure fulfillment of this obligation. Each Party agrees to indemnify and hold the other Party harmless from and against all losses, claims, damages, penalties, costs and expense (including attorneys fees and expert witness fees) arising out of any disclosure made in violation of this provision.

        (d)  Each Party acknowledges and agrees that it would be difficult to fully compensate the other Party for damages resulting from the breach or threatened breach of the foregoing provisions and, accordingly, that each Party shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions. This provision with respect to injunctive relief shall not, however, diminish such Party's right to claim and recover damages.

        Section 7.2    Use of the Names and Logos.

        (a)  PayPal will not display or otherwise use trademarks, trade names, service marks, names, logos or other marks belonging to Wells Fargo Bank (the "Wells Marks") in communications with third parties so as to provide a designation of source or origin of goods or services or to imply an affiliation without the prior written consent of Wells Fargo Bank.

        (b)  Wells Fargo Bank will not display or otherwise use trademarks, trade names, service marks, names, logos or other marks belonging to PayPal (the "PayPal Marks") in communications with third parties so as to provide a designation of source or origin of goods or services or to imply an affiliation without the prior written consent of PayPal; provided, however, that Wells Fargo Bank and its Affiliates and agents may make reasonable use of the PayPal Marks in the context of making factual statements in connection with collection efforts undertaken pursuant to this Agreement, if any.

        (c)  Notwithstanding any term to the contrary contained in this Agreement, the parties agree (i) that any party's use of the name of another party in a public disclosure required by Applicable Law or consented to by the other party shall not be deemed to violate this Section 7.2 and (ii) the parties will work together in good faith to agree upon other circumstances where, in order to implement the arrangements provided for in this Agreement, (x) Wells Fargo Bank will permit PayPal to use the Wells Marks and (y) PayPal will permit Wells Fargo Bank to use the PayPal Marks.

        Section 7.3    Senior Business Relationship Manager.    Throughout the term of this Agreement, Wells Fargo Bank will provide a senior business relationship manager who will be available (subject to reasonable time and scheduling constraints) to PayPal management as reasonably necessary for discussion, consultation or escalated problem resolution as appropriate given the business need, as well as to act as Wells Fargo Bank's representative to the credit card associations with respect to PayPal matters. The senior business relationship manager will have a minimum of [*] payment industry experience, a strong understanding of the card acquiring industry, understanding of card association politics, processes and pricing, a strong understanding of how Wells Fargo is organized, a strong understanding of how PayPal processes and familiarity with PayPal's short term business goals. During the term of this Agreement, but only for so long as [*] remains employed by Wells Fargo Bank or its successor, [*] will remain the senior business relationship manager, even if [*] is promoted or moves to another role within Wells Fargo Bank.

ARTICLE VIII
EFFECTIVE DATE, TERM AND TERMINATION

        Section 8.1    Term of the Agreement.    This Agreement shall remain in full force and effect through the calendar month ending on May 1, 2004 unless terminated earlier pursuant to Section 8.2 or Section 8.3 below. Sections 1.1, 3.3-3.6, 4.7(c), 4.10, 4.11, 6.2(c), (e) and (f) (to extent set forth in Section 8.5), 6.3(a)-(e), (g) and (h), 7.1, 8.1, 8.5, 9.1-9.12 shall survive the expiration on termination of this Agreement.

        Section 8.2    Termination for Cause.    If either party (the "First Party") believes that the other party (the "Second Party") has breached in any material respect any of its covenants or agreements under this Agreement, then the First Party shall, promptly after becoming aware of such breach, give notice thereof to the Second Party, together with a reasonably detailed description of the alleged breach. If such breach is susceptible to cure, the Second Party will have 30 days to cure such breach. If such breach is not susceptible to cure, then the First Party will have the right to terminate this Agreement by giving written notice of termination to the Second Party by not later than 90 days after delivery of the first notice pursuant to the preceding sentence, and such termination shall become effective 90 days from the date of receipt of such notice. If such breach is susceptible to cure and has been cured within 30 days after the delivery of initial notice by the First Party, this Section 8.2 shall be of no further force and effect with respect to such breach. If such breach is susceptible to cure but has not been cured within such 30 day period, then the First Party shall have the right, by giving written notice to the Second Party within 90 days after the end of such 30-day period, to terminate this Agreement effective 90 days from the date of receipt of such notice. Without limiting the generality of the foregoing, the parties agree that a material breach by Wells Fargo Bank of Section 7.3 of this Agreement will constitute a material breach subject to the provisions of this Section 8.2.

        Section 8.3    Termination by Wells Fargo Bank.    Wells Fargo Bank shall be entitled to terminate this Agreement in the event that the Credit Card Payment Processing Services to be provided hereunder cannot be provided in compliance with the applicable credit card association by-laws and rules (based on information in writing from the applicable association, a copy of which will be provided to PayPal) or in compliance with Applicable Laws (after consultation with counsel). Such termination shall take effect 90 days after Wells Fargo Bank delivers written notice to PayPal of such event. In addition, if, for any reason, PayPal fails to implement a proposed change to the PayPal User Agreement pursuant to Section 4.7(b) within the thirty (30) day period provided in Section 4.7(b),

Wells Fargo Bank shall have the right to terminate this Agreement upon ninety (90) days written notice to PayPal.

        Section 8.4    Termination by PayPal.    PayPal shall have the right at its sole discretion to terminate this Agreement upon thirty (30) days written notice to Wells Fargo Bank if PayPal pays Wells Fargo Bank an additional lump sum fee in consideration of the exercise of its right hereunder, as follows: (a) if such termination occurs within the first six (6) months after the first Transaction is processed by Wells Fargo Bank under this Agreement, then the amount of the additional fee will be [*], and (b) if such termination occurs after such six (6) month period, the amount of the fee will be the present value (based on discount calculated based on the three-month Treasury bill rate at the time of termination) of the average total fees due per calendar month during the preceding six (6) months, multiplied times the calendar months or portions thereof from the date of the termination through the end of the remainder of the original term of the Agreement as set forth in Section 8.1.

        Section 8.5    Effects of Termination by Either Party.    Following termination of this Agreement, Wells Fargo Bank agrees to continue to provide settlement and chargeback services to PayPal in accordance with Article VI of this Agreement and Section 7 of the Service Standards, for all Transactions received by Wells Fargo Bank prior to the effective date of termination. Wells Fargo Bank agrees to continue to furnish to PayPal Chargeback information on all Transactions submitted to Wells Fargo Bank prior to the effective date of termination which result in a Chargeback, until such Chargebacks cease to be received by Wells Fargo Bank, and the information described in Section 4.8 on all Transactions submitted to Wells Fargo Bank prior to the effective date of termination. PayPal shall be obligated to promptly pay processing fees to Wells Fargo Bank for any applicable services following termination, at the rates set forth in Annex B. Upon termination, Wells Fargo Bank shall continue to be authorized to deduct any Chargeback Losses and associated fees from the reserve held in the PayPal Reserve Account. If the PayPal Reserve Account balance is insufficient to cover such obligations, (i) PayPal will remit funds via Fedwire to Wells Fargo Bank within two (2) business days after PayPal is notified, provided that if PayPal fails to remit funds via Fedwire within two (2) business days Wells Fargo Bank will be entitled to cover such obligations by deductions or offsets to payments otherwise due to PayPal or by debiting any other PayPal accounts wherever and by whoever held (except for accounts held by PayPal on behalf of others). PayPal shall be entitled to receive regular statements to support any activity processed through the PayPal Reserve Account and the PayPal Operating Account after termination. Wells Fargo Bank agrees to release a portion of the balance of the reserve on the first day of each calendar month following termination, based on the required balance of the PayPal Reserve Account being reasonably related to the potential outstanding maximum liability related to the Transactions, as determined by Wells Fargo Bank in its reasonable discretion, and the expiration of Chargeback or other liability (including, Chargebacks, Chargeback Losses, fines, fees and penalties and outstanding settlements) for Transactions reasonably attributable to such portion in accordance with the applicable credit card association by-laws and rules; the potential outstanding maximum liability and the expiration of such liability may be assessed based on the relative financial stability of PayPal, as determined by Wells Fargo Bank in its reasonable discretion. PayPal shall be required to maintain the PayPal Operating Account and the PayPal Reserve Account until the end of ten months following the later of termination of this Agreement or the completion of the last Transaction processed by Wells Fargo Bank under this Agreement, and at the end of such period, Wells Fargo shall release the remaining balance of the reserve in full to PayPal.

ARTICLE IX
OTHER MATTERS

        Section 9.1    Entire Understanding; Third-Party Beneficiaries.    This Agreement constitutes the entire agreement among the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, written or oral, among the parties with respect to the subject matter of this

Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any party in entering into this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer on any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities.

        Section 9.2    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under it may be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, (i) either party may assign its rights and obligations hereunder to an Affiliate without obtaining the prior consent of the other party if the assigning party, in a manner reasonably acceptable to the other party, guarantees the performance of its Affiliate's obligations hereunder, (ii) no prior consent of either party shall be required in connection with an assignment affected by merger, consolidation or otherwise by operation of law, and (iii) no prior consent of either party shall be necessary in connection with an assignment where the assigning party is involved in a transaction in which it is transferring all or substantially all of its assets (or of the assets of the business unit to which this Agreement primarily relates, together with the related liabilities) to another Person. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.2 will be void.

        Section 9.3    Force Majeure.    The performance of this Agreement by a party shall be excused during any delay, and such a party shall not be liable for any non-performance of this Agreement, caused by acts of God, war, internet or electrical power disruptions, acts or omissions of the other party, acts or omissions of any third party or other acts or events of force majeure under Applicable Law.

        Section 9.4    Governing Law.    This Agreement and its enforcement will be governed by, and interpreted in accordance with, the laws of the State of California applicable to agreements made and to be performed entirely within such State.

        Section 9.5    Waiver; Amendment; Consent.    Any provision of this Agreement may be amended or waived, but only if the amendment or waiver is in writing and signed, in the case of an amendment, by all parties, or in the case of a waiver, by the party that would have benefited by the provision waived. In order to be effective, any consents required under this Agreement must be in writing and signed by the party granting the consent.

        Section 9.6    Expenses.    Except as otherwise provided herein, each party will bear all expenses incurred by it in connection with this Agreement and the performance of its obligations hereunder.

        Section 9.7    Notices.    All notices, requests and other communications under this Agreement will be in writing and will be deemed given (a) on the Business Day sent, when delivered by hand, facsimile transmission (with confirmation) or electronic mail (without receiving a notice of non-delivery) during normal business hours, (b) on the Business Day following the Business Day of sending, if delivered by nationally recognized overnight courier, or (c) on the third Business Day following the Business Day of sending, if mailed by registered or certified mail return receipt requested, in each case to such party at its address (or number) set forth below or such other address (or number) as the party may specify by notice to the other parties hereto.

          If to PayPal to:

      Todd Pearson
      Senior Vice President
      PayPal, Inc.
      303 Bryant St.
      Mountain View, CA 94041
      Email: todd@paypal.com

          With copy to:

      John Muller
      General Counsel
      PayPal, Inc.
      303 Bryant St.
      Mountain View, CA 94041
      Email: jmuller@paypal.com

          If to Wells Fargo Bank to:

      Debra B. Rossi
      Executive Vice President
      Wells Fargo Bank, N.A.
      MAC A0347-023
      1200 Montego Way
      Walnut Creek, CA 94598
      Email: drossi@wellsfargo.com

      John D. Wright
      Vice President and Assistant General Counsel
      Wells Fargo Law Department
      MAC A0149-077
      633 Folsom Street, 7th Floor
      San Francisco, CA 94107-3618
      Email: johnw@wellsfargo.com

      Michelle Banaugh
      Senior Vice President
      Wells Fargo Bank, N.A.
      MAC A0347-023
      1200 Montego Way
      Walnut Creek, CA 94598
      Email: banaugh@wellsfargo.com

          With a copy to:

      Christine F. Nakagawa
      Pillsbury Winthrop LLP
      2550 Hanover Street
      Palo Alto, CA 94304
      Facsimile: (650) 233-4545
      Email: cnakagawa@pillsburywinthrop.com

        Section 9.8    Counterparts.    This Agreement may be executed in two or more counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

        Section 9.9    Severability.    If any of the provisions of this Agreement is found by a Governmental Authority of competent jurisdiction to be in violation of Applicable Law or unenforceable for any reason, then it is the intention of the parties that (a) the provisions be deemed to be automatically amended to the extent necessary to comply with Applicable Law and permit enforcement and (b) the finding not affect the finding effect of the other provisions of this Agreement; unless the amendment or the finding (after giving effect to any permitted amendment) materially impairs the economic benefit to be derived by a party from the transactions contemplated by this Agreement, taken as a whole.

        Section 9.10    Waiver of Jury Trial.    To the fullest extent permitted by law, each party waives any and all rights the party may have to a jury trial with respect to any dispute arising under this Agreement or in connection with it.

        Section 9.11    Jurisdiction and Venue.    With respect to any dispute arising under this Agreement or in connection herewith, each of the parties irrevocably (a) submits to the exclusive jurisdiction of the courts of the State of California and the United States, in each case located in the Northern District of California, and (b) waives any objection that it may have at any time to the laying of venue of any such dispute brought in any such court, waives any claim that such dispute has been brought in an inconvenient forum, and waives the right to object, with respect to any such dispute, that such court does not have jurisdiction over such party.

        Section 9.12    No Special Damages; Limits on Liability.    Each of the parties agrees that there will be no liability for special, indirect, incidental, consequential or punitive damages (including damages for the interruption of business or loss of business except to the extent that such damages are held to be direct damages, or damages for the loss of profits) caused by, or arising out of, any party's performance or breach of this Agreement (notwithstanding that a breaching party may have been informed of the potential of such damages) unless such damages are the direct result of gross negligence or willful misconduct. Except with respect to monetary damages directly caused by Wells Fargo Bank's gross negligence or willful misconduct, in no event will Wells Fargo Bank's aggregate liability arising under this Agreement exceed an amount equal to the Transaction Fees paid to Wells Fargo Bank hereunder.

[REMAINDER OF THE PAGE LEFT BLANK INTENTIONALLY]

        IN WITNESS WHEREOF, the parties hereto have caused this Credit Card Payment Processing Services Agreement to be duly executed in counterparts.

PAYPAL, INC.

By:	/s/ TODD PEARSON
	Name:	Todd Pearson
	Title:	Senior Vice President

WELLS FARGO BANK, N.A.

By:	/s/ MICHELLE BANAUGH
	Name:	Michelle Banaugh
	Title:	Senior Vice President

ANNEX A

DEFINITIONS AND INTERPRETATION

  Interpretations.

        For the purposes of this Agreement, except as otherwise expressly provided:

the terms defined in this Annex A have the meanings assigned to them in this Annex A and include the plural as well as the singular;

all references to "this Agreement", the Recitals, Sections or Annexes in this Agreement are to the Agreement itself or to a Recital or Section of, or an Annex to, this Agreement, respectively, unless otherwise indicated;

the words "herein", "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole and not to any particular Article, Section or other subdivision;

the words "include", "includes" or "including" will be deemed to be followed by the words "without limitation";

all references to "dollars" or "$" are to U.S. dollars;

all references to any statute or regulation are to the statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute or regulation include any successor to the section;

the Table of Contents of this Agreement and the various headings contained herein are for reference purpose only and do not limit or otherwise affect any of the provisions hereof; and

it is the intention that no provision be construed more strictly with regard to one party than with regard to any other party.

  Certain Defined Terms.

        "Affiliate" of any specified Person means any other Person that shares an "ultimate parent entity" (within the meaning of rules under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as of this Agreement) with the specified Person.

        "Applicable Law" means, as to any party, any law, rule or regulation or any judgment, decree, order, governmental permit, license, certificate of authority, order or governmental approval (including any of a self-regulatory organization) that, in the reasonable determination of the party, is applicable to it, its Subsidiaries or any of their respective businesses.

        "Approval Criteria" means the criteria for accept, reject and review decisions on Transactions applied by Wells Fargo Bank from time to time.

        "Business Day" means between the hours of 08:00 a.m. and 05:00 p.m. on any day other than a Saturday, a Sunday or a day on which banks located in San Francisco, California generally are authorized or required by law or regulation to close.

        "Chargeback Loss" means (i) the amount of the chargeback, (ii) any fee assessed by the applicable credit card association or bank for the chargeback, and (iii) any other loss or damage associated with the chargeback.

        "Confidential Information" has the meaning assigned to it in Section 7.1.

        "Credit Card Payment Processing Services" has the meaning assigned to it in Section 3.1.

        "Credit Card Pricing Provisions" means the transaction fees, maximum Remittance Periods, maximum Transaction Amounts (both per Transaction and on a monthly basis), processing charge back fees and other provisions set forth in Annex B and the related footnotes, as in effect from time to time.

        "Customer" means Persons who use PayPal's services to make or receive payments.

        "DIA" has the meaning set forth in Section 5.2 of this Agreement.

        "Disclosing Party" has the meaning assigned to it in Section 7.1(a).

        "Domestic Transaction" means a Transaction where (1) the relevant Registration Information provides addresses in the United States; and (2) the credit card (i) was issued by a bank that is a region member of the applicable credit card association's designated U.S. region and (ii) has a number that indicates (based on information provided by the applicable credit card association) that the credit card was issued within such U.S. region.

        "Governmental Authority" means any domestic or foreign government (or political subdivision), governmental or regulatory authority, agency, court, commission or other governmental or regulatory entity (including any self-regulatory organization).

        "Hold Period" means, as to a Transaction, the number of days from and including the Transaction Commencement Date for the related Transaction to and including the date on which Wells Fargo Bank makes a payment to PayPal.

        "Internet" means the network connecting many computer networks that is commonly referred to as the "Internet" and that is currently based on the TCP/IP addressing system and communications protocol (or any successor network).

        "Payor" means, as to a Transaction, a Person who is making the payment.

        "Payor Registration Information" means, as to a Person who proposes to act as a Payor, such Person's (1) name; (2) telephone number; (3) e-mail address; (4) credit card billing address; (5) credit card information (card association, card number and expiration date); (6) internet protocol address; and (7) such additional information as Wells Fargo Bank may reasonably request.

        "PayPal User Agreement" means the agreement between PayPal and a Customer, the form of which as it exists at any point in time is posted on PayPal's website, establishing the terms of service between PayPal and its Customers.

        "PayPal Operating Account" means a deposit account maintained by PayPal at Wells Fargo Bank pursuant to Section 6.1 of this Agreement.

        "PayPal Services" means the services that PayPal provides to its Customers via which Customers can make and receive payments from each other.

        "PayPal Sourced Information" means any of the following information disclosed from time to time by PayPal to Wells Fargo Bank in connection with this Agreement and the matters covered and contemplated thereby:

    (i)
    Registration Information; and

    (ii)
    Transaction Information;

provided that PayPal Sourced Information will not include any Wells Fargo Sourced Information.

        "PayPal System" means the hardware and software systems operated by PayPal that, taken together, operate the PayPal Services.

        "PayPal Transactions" has the meaning set forth in Section 3.2 of this Agreement.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, joint-stock company or Governmental Authority.

        "Recipient" means, as to a Transaction, the Customer that is receiving the payment.

        "Recipient Registration Information" means, as to a Person proposing to act as a Recipient, such Person's (1) name, (2) credit card billing address (including zip code), (3) telephone number, (4) e-mail address, (5) if applicable, account information for deposit of funds (name and address of bank, account number, ABA routing information), (6) credit card information (card association, card number and expiration date), (7) internet protocol address and (8) such additional information as Wells Fargo Bank may reasonably request.

        "Recipient Transaction Information" means Transaction Information with respect to the Recipient in a Transaction.

        "Register" means the process by which a Person submits Registration Information to PayPal, executes the applicable PayPal User Agreement and applies to become and is accepted as a PayPal Customer. "Registration" and "Registered" have correlative meanings.

        "Registration Information" means Recipient Registration Information, or Payor Registration Information, as applicable.

        "Remittance Period" means, as to a Transaction involving PayPal Customers effected by Wells Fargo Bank pursuant to this Agreement, the applicable period specified in Annex B to this Agreement, measured from and including the Transaction Commencement Date for the Transaction to and including the date on which Wells Fargo Bank will credit the PayPal Operations Account with funds in the amount of such Transaction (net of DIA) pursuant to Section 6.2(d) of this Agreement.

        "Subsidiary" means, as to any Person, a Person more than 50% of the outstanding voting equity of which is owned, directly or indirectly, by the initial Person. For the purposes of this definition, "voting equity" means equity that ordinarily has voting power for the election of directors or Persons performing similar functions (such as a general partner of a partnership or the manager of a limited liability company), whether at all times or only so long as no senior class of equity has such voting power by reason of any contingency.

        "Transaction" means a payment (and requested payments that are rejected/declined) by or to a Customer effected by credit card through the Credit Card Payment Processing Services.

        "Transaction Commencement Date" means, as to an eligible Transaction for which Wells Fargo Bank has received all relevant information, (A) the next Business Day in the case where Wells Fargo Bank receives all related Transaction Information before the cutoff time on a Business Day and (B) the second Business Day after the date on which Wells Fargo Bank receives all the related Transaction Information in all other cases.

        "Transaction Information" means the following information in electronic format in a form approved by Wells Fargo Bank with respect to each Transaction: (1) the dates on which such purchases and sales occurred; (2) the dollar amount of the purchases and sales; (3) the Transaction Amount; (4) the minimum amount of information necessary in order to process a transaction through the relevant credit card network (e.g., VISA, MasterCard, DiscoverCard or American Express), including the applicable MCC code and applicable POS code; (5) Payor Registration Information; and (6) Recipient Registration Information.

        "United States" means the United States of America, not including its possessions and territories.

        "Wells Fargo Bank" means Wells Fargo Bank, National Association.

        "Wells Fargo Bank Sourced Information" means any of the following information disclosed by Wells Fargo Bank to PayPal in connection with this Agreement and the matters covered and contemplated thereby:

    (i)
    authorization and/or approval response(s) for transaction requests; and

    (ii)
    reason(s) and/or reason code(s) associated with such response(s).

        "WFB Operating System" means the hardware and software systems operated by Wells Fargo Bank that, taken together, enable Wells Fargo Bank to process payments in connection with its provision of Credit Card Payment Processing Services.

ANNEX B

PRICING AND RELATED INFORMATION

1.	Transaction Fee(1): Credit Card Authorization(2) Settlement Fee(3)	[*] [*]
2.	Maximum Remittance Period—Credit Card	[*]
3.	Credit Card Charge-back Fee (for Transactions not designated as set forth in item 4 below)	[*]
4.	Credit Card Charge-back Fee (for Transactions designated as related to [*] by the required credit card association codes identifying such transactions)	[*]
5.	Installation Fee	[*]

(1)
Such Fees are payable per Transaction irrespective of the Transaction Amount.

(2)
Such Credit Card Authorization Fee is due irrespective of whether the Transaction is approved/authorized or rejected/declined.

(3)
Such Settlement Fee is due only if the Transaction is submitted for settlement.

B-1

ANNEX C

SERVICE STANDARDS

        1.    SERVICE:    This Annex details the Service Standards to be provided as set forth in this Agreement. These Service Standards are effective for the term. For quality and performance review purposes, these Services Standards will be reviewed quarterly.

        2.    TECHNICAL:

          2.1.    SYSTEMS AVAILABILITY:    Availability refers to the availability of the WFB Operating Systems under Wells Fargo Bank's operational responsibility in both production and test. Wells Fargo Bank will maintain appropriate staffing to meet the stated availability for services provided.

      Production Authorization Services: Wells Fargo Authorization Services will be operational, a minimum of [*] of the time over 365 days, except for scheduled down times and special requests mutually agreed to by both parties. Any unscheduled downtime shall not exceed [*] at any time, and shall not exceed [*] hours within a rolling twenty-four (24) hour period commencing with receipt of notification of the first outage. Scheduled downtimes shall not occur during the hours of 5:00 am through 10:00 pm Pacific Monday thru Friday.

      Development/Test Authorization Services: Wells Fargo Authorization Services will be operational, a minimum of [*] of the time over 365 days, except for scheduled down times and special requests mutually agreed to by both parties. Scheduled downtimes shall not occur during the hours of 5:00 am through 10:00 pm Pacific Monday thru Friday as mutually agreed between parties.

          2.2.    AVERAGE RESPONSE TIME:    Using the Direct Connect (Private Network) architecture, the Average Response Time for Wells Fargo Bank's server to send authorization responses to PayPal shall not exceed [*] on average over any 60 minute period. If the Average Response Time exceeds [*], and Wells Fargo Bank can attribute the excessive time to PayPal's connectivity to Wells Fargo Bank, the card associations, Issuing Banks or other third parties beyond Wells Fargo Bank's control, Wells Fargo Bank shall not be responsible. Expected response time for the Internet/XML connection will [*] noting high-usage variability that is beyond Wells Fargo Bank's control.

        3.    SECURITY PROCEDURES:

    1.
    PayPal agrees that Wells Fargo Bank personnel will be responsible for determining and maintaining all levels of security residing on Wells Fargo Bank's hardware or systems. Wells Fargo Bank agrees that PayPal personnel will be responsible for determining and maintaining all levels of security residing on PayPal's hardware or systems.

    2.
    PayPal agrees that the security provided at PayPal's end of the connection will not allow unauthorized traffic to pass into PayPal networks from the common Internet or other connection. Wells Fargo Bank agrees that the security provided at Wells Fargo Bank's end of the connection will not allow unauthorized traffic to pass into Wells Fargo Bank's networks from the common Internet or other connection.

    3.
    PayPal agrees that any Wells Fargo Bank server access required by the PayPal staff through outside security products will be in a READ-ONLY mode unless there has been prior, written approval of a security plan for more intrusive access. Wells Fargo Bank agrees that any PayPal server access required by the Wells Fargo Bank staff through outside security products will be in a READ-ONLY mode unless there has been prior, written approval of a security plan for more intrusive access.

    4.
    Each party agrees there will be no extraneous access to their respective systems from platforms or use of protocols other than those in the current configuration. Any changes to the system configuration related to Wells Fargo Bank system access or PayPal system access will not be implemented without approval in writing from the respective party.

    5.
    Each party agrees to maintain an alert status regarding all vulnerabilities and security patches or corrective actions through an industry-recognized service issuing security advisories. Both parties will adhere to the strictest security provisions related to the Internet. If any potential security loopholes are identified, by whatever means, including but not limited to external security audits, both parties will mitigate the risk based on the Response Expectation Table and the Escalation Process noted in as part of these Service Standards.

    6.
    Each party agrees to maintain documented disaster recovery strategy/capability. This strategy/capability will address actions to be taken in the event of an extended outage of service (such an outage could be caused by a number of events ranging from technical hardware/software/network related malfunctions to a catastrophic disaster).

    7.
    PayPal agrees that Wells Fargo Bank may, upon 90 days prior notice and during normal business hours, at its expense, conduct or arrange for an annual audit of PayPal's computer systems and processing environment that relate to the products and services provided within the context of this contract for purposes of verifying compliance with those security requirements approved in advance by both parties, and as required for card processing purposes, OCC guidelines, or for compliance with Applicable Law (as the may be amended, modified or otherwise in effect from time to time. Such annual audit would be conducted by a mutually agreeable third party.

        4.    SUPPORT COVERAGE:    Wells Fargo Bank and PayPal will supply each other with primary contact information for their respective designated Client Managers and Technical Support Personnel. Wells Fargo Bank will provide a dedicated service representative who i) has a strong understanding of the card acquiring industry; ii) understands card association politics and processes; iii) has a strong understanding of how Wells Fargo Bank is organized; iv) has a strong understanding of how PayPal processes; v) and is dedicated full time to the PayPal account.

    Business hours support will be available 08:00am - 05:00pm Pacific for business and operational questions Monday through Friday.

    Partner Desk will be available 08:00 - 5:00 p.m. Pacific, Monday through Friday.

        5.    PARTNERSHIP MANAGEMENT:    Wells Fargo Bank and PayPal will conduct weekly (or other mutually agreed timeframe) conference calls to review:

  •
  all outstanding issues/problems

  •
  product enhancements planned by either party

  •
  systems changes/upgrades and applicable launch scheduled

  •
  post mortem on problem resolution

        6.    PROBLEM RESOLUTION:

          6.1.    Problem Classification.    The following Problem Classification Table definitions are used for classifying performance issues:

Problem Classification Table

Classification	Article X Criteria
Severity 1 (Critical)	The Services are at a standstill. The system is completely unusable and no work around is currently known.
Severity 2 (Serious)	The Services are significantly impaired and impacting 30% or more normal processing volumes. Key business processes, such as Authorizations, cannot be conducted without significant delay or business/financial impact. No known work around is currently available.
Severity 3 (Degraded)	The Services do not function as designed. However, PayPal Customers can register or use the Services without significant delay. Transactions can be sent and payments can be made; and customers have access to their payment information.
Severity 4 (Minimal)	Minor Bug Fixes—this group includes problems that have little or no impact on daily business process.

          6.2.    Response Expectations.    If services for which Wells Fargo Bank is responsible fail to operate in conformance with the agreed specification or applicable documentation, either Wells Fargo Bank will itself note the problem or PayPal may notify Wells Fargo Bank by calling the Cassie Hill Operations at 800-600-8753, Option 2, available on a 24×7 basis. If services for which PayPal is responsible fail to operate in conformance with the agreed specification on applicable documentation, either PayPal will itself note the problem or Wells Fargo Bank may notify PayPal's Senior Director of Financial Systems of the problem by email or by telephone. Wells Fargo Bank or PayPal, as the case may be, will immediately classify the problem and assign engineers to resolve problems at the level of effort indicated by the Response Expectation Table. New cases will be classified at level 3 until a determination can be made. Wells Fargo Bank or PayPal, as the case may be, may reclassify a problem as work arounds are developed or the severity is diminished, subject to the consent of the other of PayPal or Wells Fargo Bank, as the case may be, (such consent not to be unreasonably withheld or delayed). Both parties will make best efforts to provide ongoing and timely updates on the status and progress of problem resolution.

          6.3.    Response Expectation Table.    The following Response Expectation Table specifies the level of response that will be given to a problem at each step of the process based upon the assigned severity of the problem. The table specifies the maximum amount of time elapsed to complete each step.

Step 1.	Represents the acknowledgment of the problem to the other party and the beginning of information gathering process.
Step 2.
Represents the timeframe during which the problem is being actively addressed and a temporary patch, correction, or work around is provided that allows processing to continue as normal with no direct financial or operational impact. The goal will be to provide a fix or a work around for a problem as soon as possible. Critical problems will be worked on continually until a satisfactory problem resolution can be reached. Both Parties will apply immediate and continuing best efforts to achieve problem resolution.
Step 3	Represents the timeframe from the original identification by which a permanent solution will be available.

          6.4.    Problem Resolution.    Once a problem with Severity 1 or 2 is identified and resolved through Step 2 of the Response Expectation Table an email will be initiated within 24 hours with the details of the trouble ticket between the appropriate individuals designated pursuant to the Service Standards Section 4 above. These individuals will then review and agree on the Severity type, the company which is responsible for the error/bug/outage (as the case may be), and the action required to permanently fix the problem. If there is a dispute as to Severity type or the party responsible for fixing the problem or the permanent fix, the respective business manager for PayPal and Wells Fargo Bank will resolve such dispute.

Response Expectation Table

Severity	Step 1 (Identify)	Step 2 (Temporary fix)	Step 3 (Fix)
1 (Critical)	10 minutes	Immediate and continuing best efforts to restore operations within 3 hours	[*]
2 (Serious)	30 minutes	Immediate and continuing best efforts to restore operations within 12 hours	[*]
3 (Degraded)	1 hour during normal business hours, 2 hours otherwise	5 calendar days	[*]
4 (Minimal)	1 business day	Worked on a time available basis	As appropriate

          6.5.    Escalation Process.    All problems with a severity level of 1 to 3 will be escalated if a solution or plan of resolution cannot be achieved within the designated amount of time as described above. PayPal or Wells Fargo Bank management, as the case may be, will be made aware of issues according to the following timeframes. As succeeding level of PayPal or Wells Fargo Bank management, as applicable, become involved in the resolution process, the other of PayPal or Wells Fargo Bank will provide contacts at proper levels within its organization to consult in resolving the problem.

        7.    CHARGEBACK PROCESSING:    Wells Fargo Bank shall ensure that all details from chargebacks received via VisaNet or MasterCom shall be made available for viewing by PayPal within [*] of receipt. Wells Fargo Bank shall process debits of chargebacks when received from Visa or MasterCard. Wells Fargo Bank shall process credits for reversals within [*] days of receipt of such dispute. Wells Fargo Bank shall make available to PayPal the following services:

  •
  All chargeback representments submitted to Wells Fargo Bank will be processed without challenges provided that PayPal complies with Association rules, submits appropriate documentation, and submits within the agreed-up timeframes.

  •
  Wells Fargo Bank will provide full-time chargeback coverage from 08:00 a.m. to 5:00 p.m. Eastern.

  •
  PayPal will be provided up to [*] calendar days to respond to a chargeback notice. The [*] day timeframe starts from the date PayPal is notified by Wells Fargo Bank that a chargeback has been received.

  •
  All cardholder documentation sent by Wells Fargo Bank to PayPal will be sent via certified mail.

  •
  Wells Fargo Bank will automatically return to the issuing bank any chargebacks received for any of the following reasons:

  (a)
  Submitted beyond timeframe as mandated by the associations' rules and regulations except for foreign credit.

  (b)
  PayPal has already issued a credit to customer. Note: credits must exactly match the original sales amount.

  •
  To the extent permitted by the applicable credit card associations, Wells Fargo Bank will provide to PayPal Visa and MasterCard existing compliance information relating to procedures, rules, and regulations.

        8.    CHANGE MANAGEMENT:    Wells Fargo will notify PayPal within [*] hours in the event that an emergency fix is administered that may indirectly affect PayPal's processing environment. Wells Fargo Bank will notify PayPal in writing no less than [*] in advance in the event that any changes are administered which directly affect their processing environment. Wells Fargo Bank will not make any changes until [*] after PayPal has received such notice from Wells Fargo Bank. Examples of direct change include—changes to the standard application product or changes that would require PayPal to change their interaction with Wells Fargo Bank. Wells Fargo Bank will ensure that all changes will have a roll-back plan to be utilized to return the system to a pre-change state, if it is determined that the specific change is responsible for causing a material performance issue.

        9.    MONITORING:    Wells Fargo Bank will perform multiple levels and types of monitoring to maintain a continuous pulse on the production environment on behalf of PayPal. Such services will range from on-going automated observations to manual checkpoints performed by Wells Fargo Bank. Such monitoring will be performed on the following components of the WFB Operating System:

  •
  Telecommunications/Networks

  •
  Servers: includes application, database and web servers (both production and failover)

  •
  Systems: includes core systems software

  •
  Applications: includes Wells Fargo Software

  •
  Data: includes processing data from applications and data transfers from Wells Fargo Bank to Acquiring Banks and Associations

        10.    FAILED EVENTS:    In the event that a Failed Event occurs the Client Manager of Wells Fargo Bank will provide a written explanation for the specific failed event to the PayPal within [*] of said event. After [*] of Failed Events as defined by these Service Standards, PayPal may terminate this Agreement upon written notice to Wells Fargo Bank.

          FAILED EVENTS ARE DEFINED AS:

  •
  A violation within section (2.1) Availability: authorization system uptime and scheduled downtimes

  •
  A violation within section (2.2) Response Time: average of five seconds over a sixty minute period, provided the delay is directly attributable to Wells Fargo Bank's system

  •
  A violation within section (5) Problem Resolution

ANNEX D

PAYPAL SECURITY POLICY AND INFORMATION SECURITY REQUIREMENTS

D-1

ANNEX E

SECURITY AGREEMENT

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, [*], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

E-1

QuickLinks

  EXHIBIT 10.20
CREDIT CARD PAYMENT PROCESSING SERVICES AGREEMENT
Table of Contents
RECITALS
  ANNEX A
DEFINITIONS AND INTERPRETATION
  ANNEX B
PRICING AND RELATED INFORMATION
  ANNEX C
SERVICE STANDARDS
  ANNEX D
PAYPAL SECURITY POLICY AND INFORMATION SECURITY REQUIREMENTS
  ANNEX E
SECURITY AGREEMENT